Exhibit 10.2

THE ASSOCIATED GENERAL CONTRACTORS OF AMERICA

AGC DOCUMENT NO. 205

STANDARD SHORT FORM AGREEMENT

BETWEEN OWNER AND CONTRACTOR

(Where the Contract Price is a Lump Sum)

This Agreement is made this	25th	day of	January	,	2006	, by and between
	(Day)		(Month)		(Year)
OWNER,	Little Sioux Corn Processors ~ 4808 “F” Avenue ~ Marcus, Iowa 51035					and
(Name and address)
CONTRACTOR,	McC Inc. ~ 7900 69th Avenue ~ Greenfield, Minnesota 55373.
(Name and address)
PROJECT:						100 MGPY Grain Handling Exp. (Phase I) & Existing Silo Modification (Phase II).
(Description of Project and Location)
ARCHITECT/ENGINEER:	Larson Eng of Wisconsin ~ 1500 N. Casaloma Drive, Suite 302 ~ Appleton, WI 54913.
(Name and address)

1.              THE WORK Contractor shall furnish construction administration and management services and use Contractor’s best efforts to perform the Work in an expeditious manner consistent with the Contract Documents. Contractor shall provide all labor, materials, equipment and services necessary to complete the Work, as described in Exhibit A, all of which shall be provided in full accord with and reasonably inferable from the Contract Documents as being necessary to produce the indicated results

2.              CONTRACT PRICE As full compensation for performance by Contractor of the Work, Owner shall pay Contractor the lump sum price of Five Million Six Hundred Seventy Three Thousand Twenty Five Dollars ($5,673,025.00). The lump sum price is hereinafter referred to as the Contract price, which shall be subject to increase or decrease as provided in the Agreement.

3.              INSURANCE Prior to the start of the Work, Contractor shall purchase and maintain insurance coverage and limits of liability as set forth in Exhibit E, that will protect Contractor from claims arising out of Contractor operations under this Agreement, whether the operations are by Contractor, or any of Contractor’s consultants or subcontractors or anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable.

4.              BONDS Performance and Payment Bonds ☐ are ☒ are not required of Contractor. Such bonds shall be issued by a surety licensed in the state of the location of the Project and must be acceptable to Owner. The penal sum of the Payment Bond shall equal the penal sum of the Performance Bond.

5.              EXHIBITS the following Exhibits are incorporated by reference and made part of this Agreement:

•                  EXHIBIT A: The Work, McC Inc. Proposal #05048-3, dated 2/07/2006 (4) page(s).

•                  EXHIBIT B: Contract Documents (Attach a complete listing by title, date and number of pages.)

Equipment List, Rev C, Dated 2/07/2006 (8) page(s).

Process Flow Diagram “F1”, Rev B, Dated 2/7/2006 (1) page(s).

•                  EXHIBIT C: Progress Schedule,  Complete 100 M Grain Expansion May 1, 2007; Complete remodel of existing silos September 1, 2007 pages.

•                  EXHIBIT D: Alternates and Unit Prices, include dates when alternates and unit prices no longer apply, To be issued thru Change Orders.

•                  EXHIBIT E: Insurance Provisions,                                                                         ( ) page(s).

•                  EXHIBIT F: Warranty, See McC Inc. Limited Warranty (2) page(s).

AGC DOCUMENT NO. 205 • STANDARD SHORT FORM AGREEMENT BETWEEN OWNER AND CONTRACTOR

(Where the Contract Price is a Lump Sum)

© 2000, The Associated General Contractors of America. All rights reserved

6 CONTRACT’S RESPONSIBLITIES Contractor shall be responsible for supervision and coordination of the Work, including the construction means, methods, techniques, sequences and procedures utilized, unless the Contract Documents give other specific instructions.

6.1  Owner shall obtain and pay for all necessary permits, licenses and renewals pertaining to the Work. Contractor will supply necessary drawings required to obtain any permits required.

6.2 Contractor shall pay all applicable taxes legally enacted when bids are received or negotiations concluded for the Work provided by Contractor.

6.3 In the event that Owner elects to perform work at the Worksite directly or by others retained by Owner, Contractor and Owner shall coordinate the activities of all forces at the Worksite and shall agree upon fair and reasonable schedules and operational procedures for Worksite activities. Owner shall require each separate contractor to cooperate with Contractor and assist with the coordination of activities and the review of construction schedules and operations. The Contract Price and Contract Time shall be equitably adjusted, as mutually agreed by the parties, for changes made necessary by the coordination of construction activities, and the construction schedule shall be revised accordingly.

6.4 In order to facilitate its responsibilities for completion of the Work in accordance with and as reasonably inferable from the Contract Documents, prior to commencing the Work, Contractor shall examine and compare the drawings and specifications with information furnished by Owner pursuant to Paragraph 7.2; relevant field measurements made by Contractor; and any visible conditions at the Worksite affecting the Work.

6.5  WARRANTY

~~6.5.1 The Work shall be executed in accordance with the Contract Documents in a workmanlike manner. Contractor warrants that all materials and equipment shall be new unless otherwise specified, of good quality, in conformance with the Contract Documents, and free from defective workmanship and materials. Contractor further warrants that the Work will be free from material defects not intrinsic in the design or materials required in the Contract Documents. Contractor’s warranty does not include remedies for defects or damages caused by normal wear and tear during normal usage, use for a purpose for which the Project was not intended, improper or insufficient maintenance, modifications performed by Owner or others retained by Owner, or abuse.~~ The Work shall be executed in accordance with the Contract documents in a workmanlike manner. Contractor warrants that allmaterials and equipment shall be new unless otherwise specified, of good quality, in conformance with the Contract Documents, and free from defective workmanship and materials. Contractor further warrants that the Work will be free from material defects not intrinsic in the design or materials required in the Contract Documents. Contractor’s warranty does not include remedies for defects or damages caused by normal wear and tear during normal usage, use for a purpose for which the Project was not intended, improper or insufficient maintenance, modifications performed by Owner or others retained by Owner, or abuse.

6.5.2 If, prior to the Date of Substantial Completion and within one year after the date of Substantial Completion of the Work, any portion of the Work is found to be not in conformance with the Contract Documents (“Defective Work”), Owner shall promptly notify Contractor in writing. Unless Owner provides written acceptance of the condition, Contractor shall promptly correct the Defective Work at its own cost and time and bear the expense of additional services required for correction of any Defective Work for which it is responsible.

6.6 SAFETY Contractor shall have overall responsibility for safety precautions and programs in the performance of the Work, except that Contractor’s subcontractors shall also be responsible for the safety of persons or property in the performance of their work, and for compliance with the provisions of applicable laws and regulations. Contractor shall seek to avoid injury, loss or damage to persons or property by taking reasonable steps to protect its employees and other persons at the Worksite; materials and equipment stored at on-site or off-site locations for use in the Work; and property located at the site and adjacent to Work areas, whether or not the property is part of the Work.

6.7 HAZARDOUS MATERIALS A Hazardous Material is any substance or material identified now or in the future as hazardous under any federal, state or local law or regulation, or any other substance or material which may be considered hazardous or otherwise subject to statutory or regulatory requirement governing handling, disposal and/or clean-up. Contractor shall not be obligated to commence or continue work until any Hazardous Material discovered at the Worksite has been removed, or rendered or determined to be harmless by Owner as certified by an independent testing laboratory and approved by the appropriate government agency. If Contractor incurs additional costs and/or is delayed due to the presence or remediation of Hazardous Material, Contractor shall be entitled to an equitable adjustment in the Contract Price and/or the Contract Time.

6.8 MATERIALS BROUGHT TO THE WORKSITE Contractor shall be responsible for the proper delivery, handling, application, storage, removal and disposal of all materials and substances brought to the Worksite by Contractor in accordance with the Contract Documents and used or consumed in the performance of the Work.

6.9 SUBMITTALS Contractor shall submit to Owner and, if directed, to its Architect/Engineer for review and approval all shop drawings, samples, product data and similar submittals required by the Contract Documents. Contractor shall be responsible to Owner for the accuracy and conformity of its submittals to the Contract Documents. Contractor shall prepare and deliver its submittals to Owner in a manner consistent with the Schedule of the Work and in such time and sequence so as not to delay the performance of the Work or the work of Owner and others retained by Owner. When Contractor delivers its submittals to Owner, Contractor shall identify in writing for each submittal all changes, deviations or substitutions from the requirements of the Contract Documents. The approval of any Contractor submittal shall not be deemed to authorize deviations, substitutions or changes in the requirements of the Contact Documents unless express written approval is obtained from Owner specifically authorizing such deviation, substitution or change. Further, Owner shall not make any change, deviation or substitution through the submittal process without specifically identifying and authorizing such deviation to Contractor. Owner shall be responsible for review and approval of submittals with reasonable promptness to avoid causing delay. Contractor shall perform all Work strictly in accordance with approved submittals. Owner’s approval does not relieve Contractor from responsibility for Defective Work resulting from errors or omissions of any kind on the approved Shop Drawings.

6.10 SITE CONDITIONS If the conditions at the Worksite are (a) subsurface or other physical conditions which are materially different from those indicated in the Contract Documents, or (b) unusual or unknown physical conditions which are materially different from conditions ordinarily encountered and generally recognized as inherent in Work provided for in the Contract Documents, Contractor shall stop Work and give immediate written notice of the condition to Owner and the Architect/Engineer. Contractor shall not be required to perform any work relating to the unknown condition without the written mutual agreement of the parties. Any change in the Contract Price and/or Contract Time as a result of the unknown condition shall be made by Change Order.

6.11 CUTTING, FITTING AND PATCHING Contractor shall perform cutting, fitting and patching necessary to coordinate the various parts of the Work and to prepare its Work for the work of Owner or others retained by Owner.

6.12 CLEANING UP Contractor shall regularly remove debris and waste materials at the Worksite resulting from the Work. Prior to discontinuing Work in an area, Contractor shall clean the area and remove all rubbish and its construction equipment, tools, machinery, waste and surplus materials. Contractor shall minimize and confine dust and debris resulting from construction activities. At the completion of the Work, Contractor shall remove from the Worksite all construction equipment, tools, surplus materials, waste materials and debris.

7 OWNER’S RESPONSIBILITIES Any information or services to be provided by Owner shall be provided in a timely manner so as not to delay the Work.

7.1 FINANCIAL INFORMATION Prior to commencement of the Work and thereafter at the written request of Contractor, Owner shall provide Contractor with evidence of Project financing. Evidence of such financing shall be a condition precedent to Contractor’s commencing or continuing the Work. Contractor shall be notified prior to any material change in Project financing.

7.2 WORKSITE INFORMATION Owner shall provide at Owner’s expense and with reasonable promptness the following, which Contractor shall be entitled to rely upon for its accuracy and completeness:

.1 information describing the physical characteristics of the site, including surveys, site evaluations, legal descriptions, data or drawings depicting existing conditions, subsurface and environmental studies, reports and investigations;

.2 tests, inspections and other reports dealing with environmental matters, hazardous material and other existing conditions, including structural, mechanical and chemical tests, required by the Contract Documents or by law; and

.3 any other information or services requested in writing by Contractor that are relevant to Contractor’s performance of the Work and under Owner’s control.

The information required by this Paragraph shall be provided in reasonable detail. Legal descriptions shall include easements, title restrictions, boundaries, and zoning restrictions. Worksite descriptions shall include existing buildings and other construction and all other pertinent site conditions. Adjacent property descriptions shall include structures, streets, sidewalks, allies, and other features relevant to the Work. Utility details shall include available services, lines at the Worksite and adjacent thereto and connection points. The information shall include public and private information, subsurface information, grades, contours, and elevations, drainage data, exact locations and dimensions, and benchmarks that can be used by Contractor in laying out the Work.

7.3 BUILDING PERMIT, FEES AND APPROVALS Except for those required of Contractor pursuant to this Agreement, Owner shall secure and pay for all other permits, approvals, easements, assessments and fees required for the development, construction, use or occupancy of permanent structures or for permanent changes in existing facilities, including the building permit.

8 SUBCONTRACTS Work not performed by Contractor with its own forces shall be performed by subcontractors. Contractor will provide to Owner a list of all subcontractors/material suppliers prior to the time that the subcontractor/material supplier commences work. Contractor agrees to bind every subcontractor and material supplier (and require every subcontractor to so bind its subcontractors and material suppliers) to all the provisions of this Agreement and the Contract Documents as they apply to the subcontractor’s and material supplier’s portions of the Work. Contractor will provide waivers of liens from subcontractors/material suppliers as part of the application for payment under Paragraph 14.2.

9 CONTRACT TIME

9.1 DATE OF COMMENCEMENT The Date of Commencement is the date of this Agreement as first written on page one of this Agreement, unless otherwise set forth below: (Insert here any special provisions concerning notices to proceed and the Date of Commencement.) Periodic shutdowns will be necessary during construction. Contractor and Owner shall coordinate necessary shutdowns as not to interfere with construction schedule and minimize plant operation.

9.2 TIME Substantial Completion of Phase I shall be achieved in May 1, 2007, Phase II by September 30, 2007. ~~Unless otherwise specified in the Certificate of Substantial Completion, the Work shall be finally complete within                  (     ) days after the date of Substantial Completion, subject to adjustments as provided for in the Contract Documents.~~ Time limits stated above are of the essence of the Agreement.

10  SCHEDULE OF THE WORK Before submitting the first application for payment, Contractor shall submit, for review by the Architect/Engineer and approval by Owner, a Schedule of the Work that shall show the dates on which Contractor plans to begin and to complete various parts of the Work, including dates on which information and approvals are required from Owner.

11  DELAYS AND EXTENSIONS OF TIME

11.1 If Contractor is delayed at any time in the commencement or progress of the Work by any cause beyond the control of Contractor, Contractor shall be entitled to an equitable extension of the Contract Time. In addition, if Contractor incurs additional costs as a result of such delay, Contractor shall be entitled to an equitable adjustment in the Contract Price, subject to the mutual waiver of consequential damages herein. Examples of causes beyond the control of Contractor include, but are not limited to, the following: acts or omissions of Owner or others retained by Owner; changes in the Work or the sequencing of the Work ordered by Owner, or arising from decisions of Owner that impact the time of performance of the Work; labor disputes not involving Contractor; fire; encountering Hazardous Materials; adverse weather conditions not reasonably anticipated; concealed or unknown conditions; delay authorized by Owner pending dispute resolution.

11.2 To the extent a delay in the progress of the Work is caused by adverse weather conditions not reasonably anticipated, fire, unusual transportation delays, general labor disputes impacting the Project but not specifically related to the Worksite, governmental agencies, or unavoidable accidents or circumstances, Contractor shall only be entitled to its actual costs without fee and an extension of the Date of Substantial Completion and/or Final Completion.

11.3 In the event delays to the Work are encountered for any reason, Contractor shall provide prompt written notice to Owner of the cause of such delays after Contractor first recognizes the delay. Owner and Contractor agree to undertake reasonable steps to mitigate the effect of such delays.

11.4 NOTICE OF DELAY CLAIMS If Contractor requests an equitable extension of Contract Time and/or an equitable adjustment in Contract Price as a result of a delay, Contractor shall give Owner written notice of the claim. If Contractor causes delay in the completion of the Work, Owner shall be entitled to recover its additional costs, subject to the mutual waiver of consequential damages herein.

12 ALLOWANCES All allowances stated in the Contract Documents shall be included in the Contract Price. While Owner may direct the amounts of, and particular material suppliers or subcontractors for, specific allowance items, if Contractor reasonably objects to a material supplier or subcontractor, it shall not be required to contract with them. Owner shall select allowance items in a timely manner so as not to delay the Work. Allowances shall include the costs of materials and equipment delivered to the Worksite less applicable trade discounts and including requisite taxes, unloading and handling at the Worksite, and labor and installation, unless specifically stated otherwise. Contractor’s overhead and profit for the allowances shall be included in the Contract Price, but not in the allowances. The Contract Price shall be adjusted by Change Order to reflect the actual costs when they are greater than or less than the allowances.

13  CHANGES

13.1 Contractor may request and/or Owner may order changes in the Work or the timing or sequencing of performance of the Work that impacts the Contract Price or the Contract Time. All such changes in the Work that affect Contract Time or Contract Price shall be formalized in a Change Order.

13.2 Owner and Contractor shall negotiate in good faith an appropriate adjustment to the Contract Price and/or the Contract Time and shall conclude these negotiations as expeditiously as possible. Acceptance of the Change Order and any adjustment in the Contract Price and/or Contract Time shall not be unreasonably withheld.

13.3 COST OR CREDIT DETERMINATION

13.3.1 An increase or decrease in the Contract Price and/or the Contract Time resulting from a change in the Work shall be determined by one or more of the following methods:

.1  unit prices set forth in this Agreement or as subsequently agreed;

.2  a mutually accepted, itemized lump sum;

.3  costs calculated on a basis agreed upon by Owner and Contractor plus a fee (either a lump sum or a fee based on a percentage of cost) to which they agree; or

.4  by the method provided below: Change Order (Lump Sum)

13.4 UNIT PRICES If unit prices are included in the Contract Documents or are subsequently agreed to by the parties, but the character or quantity of such unit price items as originally contemplated is so different in a proposed Change Order that the original unit prices will cause substantial inequity to Owner or Contractor, such unit prices shall be equitably adjusted.

13.5 PERFORMANCE OF CHANGED WORK Contractor shall not be obligated to perform Changed Work until a Change Order has been executed by Owner and Contractor.

14  PAYMENT

14.1 SCHEDULE OF VALUES Within twenty-one (21) days from the date of execution of this Agreement, Contractor shall prepare and submit to Owner, and if directed, its Architect/Engineer, a schedule of values apportioned to the various divisions or phases of the Work. Each line item contained in the schedule of values shall be assigned a monetary price such that the total of all items shall equal the Contract Price.

14.2 PROGRESS PAYMENTS Contractor shall submit to Owner and, if directed, its Architect/Engineer a monthly application for payment no later than the 15th day of the calendar month for the preceding thirty (30) days. Contractor’s applications for payment shall be itemized and supported by Contractor’s schedule of values and any other substantiating data as required by this Agreement. Payment applications shall include payment requests on account of properly authorized Change Orders. Owner shall pay the amount otherwise due on any payment application, less any amounts as set forth below, no later than twenty (20) days after Contractor has submitted a complete and accurate payment application. Owner may deduct, from any progress payment, such amounts as may be retained pursuant to Paragraph 14.4.

14.3 RETAINAGE From each progress payment made prior to Substantial Completion Owner may retain Five percent ( 5%) of the amount otherwise due after deduction of any amounts as provided in Paragraph 14.4 of this Agreement.

14.4 ADJUSTMENT OF CONTRACTOR’S PAYMENT APPLICATION Owner may adjust or reject a payment application or nullify a previously approved payment application, in whole or in part, as may reasonably be necessary to protect Owner from loss or damage based upon the following, to the extent that Contractor is responsible there for under this Agreement:

.1 Contractor’s repeated failure to perform the Work as required by the Contract Documents;

.2 loss or damage for which Owner may be liable arising out of or relating to this Agreement and caused by Contractor to Owner or to others retained by Owner;

.3 Contractor’s failure to properly pay Subcontractors for labor, materials or equipment furnished in connection with the Work following receipt of such payment from Owner

.4 Defective Work not corrected in a timely fashion;

.5 reasonable evidence of delay in performance of the Work such that the Work will not be completed within the Contract Time, and

.6 reasonable evidence demonstrating that the unpaid balance of the Contract Price is insufficient to fund the cost to complete the Work

Owner shall give written notice to Contractor at the time of disapproving or nullifying an application for payment of the specific reasons therefor. When the above reasons for disapproving or nullifying an application for payment are removed, payment shall be made for the amounts previously withheld

14.5 PAYMENT DELAY If for any reason not the fault of Contractor, Contractor does not receive a progress payment from Owner within seven (7) days after the time such payment is due, Contractor, upon giving seven (7) days’ written notice to Owner, and without prejudice to and in addition to any other legal remedies, may stop Work until payment of the full amount owing to Contractor has been received. The Contract Price and Contract Time shall be equitably adjusted by Change Order for reasonable cost and delay resulting from shutdown, delay and start-up.

14.6 SUBSTANTIAL COMPLETION When Substantial Completion of the Work or a designated portion thereof is achieved, Contractor shall prepare a Certificate of Substantial Completion that shall establish the date of Substantial Completion, and the respective responsibilities of Owner and Contractor for interim items such as security, maintenance, utilities, insurance and damage to the Work, and fixing the time for completion of all items on the list accompanying the Certificate. The Certificate of Substantial Completion shall be submitted by Contractor to Owner for written acceptance of responsibilities assigned in the Certificate. Unless otherwise provided in the Certificate of Substantial Completion, warranties required by the Contract Documents shall commence on the date of Substantial Completion of the Work or a designated portion.

14.6.1 Upon acceptance by Owner of the Certificate of Substantial Completion, Owner shall pay to Contractor the remaining retainage held by Owner for the Work described in the Certificate of Substantial Completion less a sum equal to two hundred percent (200%) of the estimated cost of completing or correcting remaining items on that part of the Work, as agreed to by Owner and Contractor as necessary to achieve final completion. Uncompleted items shall be completed by Contractor in a mutually agreed time frame. Owner shall pay Contractor monthly the amount retained for unfinished items as each item is completed.

14.7 FINAL COMPLETION When final completion has been achieved, Contractor shall prepare for Owner’s acceptance a final application for payment stating that to the best of Contractor’s knowledge, and based on Owner’s inspections, the Work has reached final completion in accordance with the Contract Documents.

14.7.1 Final payment of the balance of the Contract Price shall be made to Contractor within twenty (20) days after Contractor has submitted to the Owner a complete and accurate application for final payment and the following submissions:

.1 an affidavit declaring any indebtedness connected with the Work, e.g. payrolls or invoices for materials or equipment, to have been paid, satisfied or to be paid with the proceeds of final payment, so as not to encumber Owner’s property;

.2 as-built drawings and Operation / Maintenance manuals.

.3  release of any liens, conditioned on final payment being received;

.4 consent of any surety, if applicable; and

.5 a report of any accidents or injuries experienced by Contractor or its Subcontractors at the Worksite.

14.8  Claims not reserved in writing with the making of final payment shall be waived except for claims relating to liens or similar encumbrances, warranties, Defective Work and latent defects.

14.9   LATE PAYMENT Payments due but unpaid shall bear interest from the date payment is due at the prime rate prevailing at the place of the Project.

15  INDEMNITY

15.1 To the fullest extent permitted by law, Contractor shall defend, indemnify and hold Owner, Owner’s officers, directors, members, consultants, agents and employees and the Architect/Engineer harmless from all claims for bodily injury and property damage, other than to the Work itself and other property insured under Exhibit E, that may arise from the performance of the Work to the extent of the negligence attributed to such acts or omissions by Contractor, subcontractors or anyone employed directly or indirectly by any of them or by anyone for whose acts any of them may be liable. Contractor shall not be required to defend, indemnify or hold harmless Owner, Architect/Engineer or others retained by Owner for any acts, omissions or negligence of Owner, Architect/Engineer or others retained by Owner.

15.2 To the fullest extent permitted by law, Owner shall defend, indemnify and hold harmless Contractor, its officers, directors or members, subcontractors or anyone employed directly or indirectly by any of them or anyone for whose acts any of them may be liable from all claims for bodily injury and property damage, other than property insured under Exhibit E, that may arise from the performance of work by Owner, Architect/Engineer or others retained by Owner, to the extent of the negligence attributed to such acts or omissions by Owner, Architect/Engineer or others retained by Owner.

16  MUTUAL WAIVER OF CONSEQUENTIAL DAMAGES Owner and Contractor agree to waive all claims against each other for any consequential damages that may arise out of or relate to this Agreement. Owner agrees to waive damages including but not limited to Owner’s loss of use of the Project, any rental expenses incurred, loss of income, profit or financing related to the Project, as well as the loss of business, loss of financing, principal office overhead and expenses, loss of profits not related to this Project, or loss of reputation. Contractor agrees to waive damages including but not limited to loss of business, loss of financing, principal office overhead and expenses, loss of profits not related to this Project, loss of bonding capacity or loss of reputation. This Paragraph shall not be construed to preclude contractual provisions for liquidated damages when such provisions relate to direct damages only. The provisions of this Paragraph shall also apply to the termination of this Agreement and shall survive such termination.

17  NOTICE TO CURE AND TERMINATION

17.1 NOTICE TO CURE A DEFAULT If Contractor persistently refuses or fails to supply enough properly skilled workers, proper materials, and/or equipment to maintain the approved Schedule of the Work in accordance with Article 6, or fails to make prompt payment to its workers, subcontractors or material suppliers, disregards laws, ordinances, rules, regulations or orders of any public authority having jurisdiction, or is otherwise guilty of a material breach of a provision of this Agreement, Contractor may be deemed in default. If Contractor fails within seven (7) working days after written notification to commence and continue satisfactory correction of such default with diligence and promptness, then Owner, without prejudice to any other rights or remedies, shall have the right to take reasonable steps it deems necessary to correct deficiencies and charge the cost to Contractor who shall be liable for such payments including reasonable overhead, profit and attorneys’ fees.

17.2 TERMINATION BY OWNER If, within seven (7) days of receipt of a notice to cure pursuant to Paragraph 17.1, Contractor fails to commence and satisfactorily continue correction of the default set forth in the notice to cure, Owner may notify Contractor that it intends to terminate this Agreement for default absent appropriate corrective action within fourteen (14) additional days. After the expiration of the additional fourteen (14) day period, Owner may terminate this Agreement by written notice absent appropriate corrective action. Termination for default is in addition to any other remedies available to Owner under Paragraph 17.1. If Owner’s costs arising out of Contractor’s failure to cure, including the cost of completing the Work and reasonable attorney fees, exceed the unpaid Contract Price, Contractor shall be liable to Owner for such excess costs. If Owner’s costs are less than the unpaid Contract Price, Owner shall pay the difference to Contractor. In the event Owner exercises its rights under this Paragraph, upon the request of Contractor, Owner shall furnish to Contractor a detailed accounting of the costs incurred by Owner.

17.3 TERMINATION BY CONTRACTOR Upon seven (7) days’ written notice to Owner, Contractor may terminate this Agreement if the Work has been stopped for a thirty (30) day period through no fault of Contractor for any of the following reasons:

.1 under court order or order of other governmental authorities having jurisdiction;

.2 as a result of the declaration of a national emergency or other governmental act during which, through no act or fault of Contractor, materials are not available; or

17.4  In addition, upon seven (7) days’ written notice to Owner, Contractor may terminate the Agreement if Owner:

.1 fails to furnish reasonable evidence that sufficient funds are available and committed for the entire cost of the Project in accordance with Paragraph 7.1, or

.2 assigns this Agreement over Contractor’s reasonable objection, or

.3 fails to pay Contractor in accordance with this Agreement and Contractor has complied with the notice provisions of Paragraph 14.5, or

.4  otherwise materially breaches this Agreement

17.5 Upon termination by Contractor pursuant to this Agreement, Contractor shall be entitled to recover from Owner payment for all Work executed and for any proven loss, cost or expense in connection with the Work, including all demobilization costs plus reasonable overhead and profit.

17.6 OBLIGATIONS ARISING BEFORE TERMINATION Even after termination the provisions of this Agreement still apply to any Work performed, payments made, events occurring, costs charged or incurred or obligations arising before the termination date

18  CLAIMS AND DISPUTE RESOLUTION

18.1  CLAIMS FOR ADDITIONAL COST OR TIME Except as provided in Paragraphs 11.2 and 11.4 for any claim for an increase in the Contract Price and/or the Contract Time, Contractor shall give Owner written notice of the claim within fourteen (14) days after the occurrence giving rise to the claim or within fourteen (14) days after Contractor first recognizes the condition giving rise to the claim, whichever is later. Except in an emergency, notice shall be given before proceeding with the Work. Any change in the Contract Price and/or the Contract Time resulting from such claim shall be authorized by Change Order.

18.2 WORK CONTINUANCE AND PAYMENT Unless otherwise agreed in writing, Contractor shall continue the Work and maintain the Schedule of the Work during any dispute resolution proceedings. If Contractor continues to perform, Owner shall continue to make payments in accordance with the Agreement.

18.3 INITIAL DISPUTE RESOLUTION PROCESSES If a dispute arises out of or relates to this Agreement or its breach, the parties shall endeavor to settle the dispute first through direct discussions. If the dispute cannot be settled through direct discussions, the parties shall endeavor to settle the dispute by mediation under the current Construction Industry Mediation Rules of the American Arbitration Association before recourse to any binding dispute resolution procedures.

OWNER:	LSCP, LLLP

BY:	/s/ Stephen G. Roe

PRINT NAME:	Stephen G. Roe

PRINT TITLE:	President/CEO

ASSEST:	/s/ Gary Grotjohn

18.4   OTHER DISPUTE PROCESSES If neither direct discussions nor mediation successfully resolve the dispute, the parties agree that the following shall be used to resolve the dispute.

(Check one selection only)

☒ Arbitration Arbitration shall be pursuant to the Construction Industry Rules of the American Arbitration Association unless the parties mutually agree otherwise. A written demand for arbitration shall be filed with the American Arbitration Association and the other party to the Agreement within a reasonable time after the dispute or claim has arisen, but in no event after the applicable statute of limitations for a legal or equitable proceeding has run. The arbitration award shall be final. This agreement to arbitrate shall be governed by the Federal Arbitration Act and judgment upon the award may be confirmed in any court having jurisdiction.

☐ Litigation Action may be filed in the appropriate state or federal court located in the jurisdiction in which the Project is located.

19 ASSIGNMENT Neither Owner nor Contractor shall assign its interest in this Agreement without the written consent of the other except as to the assignment of proceeds. The terms and conditions of this Agreement shall be binding upon both parties, their partners, successors, assigns and legal representatives. Neither party to this Agreement shall assign the Agreement as a whole without written consent of the other.

20 GOVERNING LAW This Agreement shall be governed by the law in effect at the location of the Project.

21 JOINT DRAFTING The parties expressly agree that this Agreement was jointly drafted, and that they both had opportunity to negotiate terms and to obtain assistance of counsel in reviewing terms prior to execution. This Agreement shall be construed neither against nor in favor of either party, but shall be construed in a neutral manner.

CONTRACTOR:	McC Inc.

BY:	/s/ Dan Shefland

PRINT NAME:	Dan Shefland

PRINT TITLE:	Engineering Man.

ASSEST:	/s/ Rick J. Holthaus

7900 69th Avenue – Greenfield, Minnesota 55373 ~ Phone: (763) 477-4774 ~ Fax: (763) 477-5174

PROJECT WARRANTY

McC Inc. warrants its workmanship and supplied equipment to be free from defts for one (1) year from acceptance of the workmanship. And/or supplied equipment by Owner. [Handwritten initials: DS 2/14/06    SR 2/16/06]

Failed Equipment:

If a piece of equipment fails during normal use/operation the owner is to notify McC Inc. so a replacement part can be shipped. The failed part is to be shipped by the owner back to the manufacturer for evaluation of the failed part.

In all cases labor can be performed by either McC Inc. or plant maintenance crew(s). Costs for labor, equipment and material will be handled as follows:

•                  If it is determined by the manufacturer that misuses, modification or improper maintenance is the cause of failure, the owner (plant) will be responsible to pay for all replacement costs (labor, material and equipment).

•                  If it is determined that the part failed do to a manufacturing defect then costs for replacement will be provided by McC Inc. If it was necessary for plant maintenance to perform the replacement work then reimbursement for the actual (no mark-up) costs for labor and equipment will be made to the plant from McC Inc.

Workmanship:

McC Inc. will correct any installation of equipment which creates a recognized jobsite hazard or causes undue restriction of equipment capacity. McC Inc. will correct any structural deterioration and/or failure.

Maintenance:

We expect that all facilities will properly maintain equipment to the recommended manufacturers’ specifications. Recommended maintenance for equipment can be obtained from all manufacturers.

Wear Items:

The construction materials provided by McC Inc. are based on project budgets and specifications. Due to high impact/volume areas it may be necessary to replace certain items more often. Replacement of these impact/wear areas is the owner’s responsibility.

This Project Warranty excludes any remedy for damages or defects caused by abuse, modifications not executed by McC, Inc., improper or insufficient maintenance, improper operation, or normal wear and tear and normal usage. [Handwritten: Beyond the limits of the contractors insurance coverage. DS 2/14/06  SR 2/16/06]